UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2011
Assisted Living Concepts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-13498	93-1148702

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W140 N8981 Lilly Road, Menomonee Falls, WI	53051

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 262-257-8888
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 18, 2011, Assisted Living Concepts, Inc. (“ALC”) entered into a five year, $125 million revolving credit agreement, effective as of February 18, 2011, with U.S. Bank National Association as administrative agent and certain other lenders and L/C issuers (the “U.S. Bank Credit Agreement”).
Pursuant to a Guarantee and Security Agreement by and among the parties dated as of February 18, 2011 (the “Guarantee and Security Agreement”) ALC’s obligations under the U.S. Bank Credit Agreement are guaranteed by three ALC subsidiaries that own 31 residences and approximately 1,313 units and by a lien against substantially all of the assets of ALC and these subsidiaries. Interest rates applicable to funds borrowed under the U.S. Bank Credit Agreement are based, at ALC’s option, at either a base rate (essentially equal to the prime rate) or a Eurodollar rate (essentially equal to LIBOR) plus a margin that varies according to a pricing grid based on a consolidated leverage test. The initial margin on base rate and Eurodollar rate loans are 1.75% and 2.75%, respectively. The U.S. Bank Credit Agreement will expire on February 18, 2016. ALC used initial proceeds of $50 million along with other available ALC cash to repay all outstanding amounts, including accrued interest through February 18, 2011 under the GECC Credit Facility (as defined in Item 1.02 below).
In addition to the customary representations, covenants and default provisions, the U. S. Bank Credit Agreement requires that ALC maintain consolidated leverage and consolidated fixed charge coverage ratios within certain defined minimum or maximum ratios during the term of the agreement.
The foregoing description of the Credit Agreement and the Guaranty and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
On February 18, 2011, ALC and General Electric Capital Corporation and the Lenders and L/C Issuers party thereto, as lenders, terminated their $120.0 million credit agreement, as amended (the “GECC Credit Facility”). The GECC Credit Facility was secured by 64 residences consisting of approximately 2,814 units and by a lien against substantially all of the assets of ALC and these subsidiaries. The GECC Credit Facility was scheduled to mature in November 2011. Interest accrued at a floating rate of LIBOR plus 1.50%. There was no penalty related to the early termination of the GECC Credit Facility. ALC repaid the GECC Credit Facility with proceeds from the refinancing transaction and other available ALC cash as described in Item 1.01 above.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 $125,000,000 Credit Agreement dated as of February 18, 2011 among Assisted Living Concepts, Inc., as borrower, U.S. Bank National Association, as administrative agent and collateral agent, Compass Bank, FirstMerit Bank, N.A., and Harris N.A., as documentation agents, The Lenders and L/C Issuers Party Hereto, and U.S. Bank National Association, as sole lead arranger and sole bookrunner.
10.2 Guaranty and Security Agreement dated as of February 18, 2011 among Assisted Living Concepts, Inc., and ALC Real Estate, LLC, ALC Properties, II, Inc., and Texas ALC II, Inc. and each other grantor from time to time party hereto and U.S. Bank National Association, as administrative agent and collateral agent.
99.1 Press release, dated February 21, 2011, issued by Assisted Living Concepts, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: February 18, 2011

ASSISTED LIVING CONCEPTS, INC.
By:	/s/ John Buono
John Buono, Senior Vice President,
Chief Financial Officer & Treasurer